For Immediate Release: Wednesday, July 24, 2002 Contact: Julie S. Ryland, 205-326-8421

Energen Resources Comments on Financial Relationships with Williams, Dynegy

Birmingham, Alabama - In response to this week's downgrades by credit rating agencies of the Williams Companies Inc. and Dynegy Inc., Energen Resources Corporation, the oil and gas unit of Energen Corporation (NYSE: EGN), commented on its production sales contracts with the two companies. Williams affiliates are under contract to purchase monthly approximately 0.8 billion cubic feet (Bcf) of Energen Resources' net natural gas production through October 2002 and an estimated 0.4 Bcf equivalent of Energen Resources' net natural gas liquids production through May 2004; Dynegy affiliates are under contract to purchase monthly an estimated 0.4 Bcf of Energen Resources' net natural gas production through March 2003.

Williams and Dynegy are current in their monthly payments to Energen Resources. Outstanding invoices for June production, which are due and payable later this month, total approximately $4 million for Williams and $1.5 million for Dynegy. Energen Resources has had a long-standing relationship with Williams in the San Juan Basin and with Dynegy in the Black Warrior Basin and is currently delivering to both parties under existing sales contracts.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its two lines of business are natural gas distribution in central and north Alabama and the acquisition, exploitation, exploration and production of natural gas, oil and natural gas liquids onshore in North America. Additional information on Energen is available at www.energen.com.

FORWARD-LOOKING STATEMENTS

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company's forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A discussion of risks and uncertainties, which could affect future results of Energen and its subsidiaries, is included in the Company's periodic reports filed with the Securities and Exchange Commission.

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